Exhibit 4(a)

Potash Corporation of Saskatchewan Inc.

U.S. $500,000,000 principal amount of 3.25% Notes due December 1, 2017

U.S. $500,000,000 principal amount of 5.625% Notes due December 1, 2040

U.S. $500,000,000 principal amount of 4.875% Notes due March 30, 2020

U.S. $500,000,000 principal amount of 3.75% Notes due September 30, 2015

U.S. $500,000,000 principal amount of 6.50% Notes due May 15, 2019

U.S. $500,000,000 principal amount of 5.25% Notes due May 15, 2014

U.S. $500,000,000 principal amount of 5.875% Notes due December 1, 2036

(collectively, the “Notes”)

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

This AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (this “Agreement”), dated as of June 25, 2013, shall be effective on June 25, 2013 (which date is acceptable to the parties hereto) (the “Effective Date”), by and among POTASH CORPORATION OF SASKATCHEWAN INC. as issuer (the “Issuer”), THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, a corporation organized and existing under the laws of the State of New York, as the prior Trustee (the “Prior Trustee”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, as the successor Trustee (the “Successor Trustee”) (as defined below).

WITNESSETH

WHEREAS, the Issuer and the Prior Trustee are parties to that certain Indenture, dated as of February 27, 2003 (the “Indenture”), between the Issuer and the Prior Trustee, as Trustee, which provides for the issuance of an unlimited aggregate principal amount of the Issuer’s debt securities and pursuant to which the Notes have been issued, of which $500 million aggregate principal amount are outstanding for each series of the Notes listed above, as of the date hereof;

WHEREAS, the Prior Trustee has been acting as Trustee, Security Registrar, Paying Agent, Authenticating Agent and in certain other capacities under the Indenture;

WHEREAS, Section 6.09 of the Indenture provides that the Prior Trustee may resign as Trustee at any time by giving written notice thereof to the Issuer in accordance with Section 6.09(b) of the Indenture;

WHEREAS, the Issuer desires to appoint the Successor Trustee as successor Trustee, Security Registrar, Paying Agent, Authenticating Agent and in all other capacities in which the Prior Trustee serves under the Indenture (collectively referred to herein as the “Successor Trustee”), and the Successor Trustee is willing to accept such appointment;

WHEREAS, the Indenture provides that the successor Trustee appointed under the Indenture shall succeed to and become vested with all the rights and duties of the retiring Trustee, and that the retiring Trustee shall be discharged from its duties and obligations thereunder upon the acceptance by the successor Trustee of its appointment.

NOW, THEREFORE, in consideration of the covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows (capitalized terms used but not otherwise defined in this Agreement shall have the definitions given to such terms in the Indenture):

1. Pursuant to the terms of the Indenture, the Prior Trustee has notified the Issuer that the Prior Trustee has resigned as Trustee under the Indenture.

2. Pursuant to the terms of the Indenture, effective as of the Effective Date, the Issuer hereby appoints the Successor Trustee as Trustee under the Indenture, and as successor to the Prior Trustee in any other capacity in which the Prior Trustee acts pursuant to the Indenture, and the Issuer hereby confers to the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities in such capacities under the Indenture, except as set forth in Section 19 hereof.

3. Effective as of the Effective Date, the Prior Trustee hereby assigns, transfers, delivers and confers to the Successor Trustee all of its rights, title and interest under the Indenture including without limitation all of its rights, title, trusts, protections, indemnities, immunities, interests, capacities, privileges, duties and responsibilities as Trustee and in any other capacity in which the Prior Trustee acts pursuant to the Indenture, except as set forth in Section 19 hereof.

4. Effective as of the Effective Date, subject to Section 19 below, the Prior Trustee hereby assigns to the Successor Trustee all of its rights under those certain Fee Letters, of various dates (the “Fee Letters”) between the Issuer and the Prior Trustee and, by its signature below, the Issuer hereby: (a) acknowledges such assignment, (b) acknowledges, ratifies and reaffirms its obligations thereunder and (c) agrees that, as of the Effective Date, the Successor Trustee shall be entitled to all rights under the Fee Letters with like effect as if originally named therein.

5. Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as successor Trustee, Security Registrar, Paying Agent and Authenticating Agent (and in all other capacities in which the Prior Trustee serves under the Indenture) under the Indenture and agrees that, as of the Effective Date, it shall become vested with all the rights, title, trusts, protections, indemnities, immunities, interest, capacities, privileges, duties and responsibilities of the Prior Trustee with like effect as if originally named as Trustee, Security Registrar, Paying Agent and Authenticating Agent, under the Indenture and Fee Letter; provided, however, that, notwithstanding any term herein or elsewhere to the contrary, the Successor Trustee does not hereby assume or agree to, and nothing herein shall be construed to transfer or impose upon the Successor Trustee, any of the foregoing obligations, duties, responsibilities or trusts arising or existing prior to the Effective Date, or any liabilities of the Prior Trustee or obligations of the Prior Trustee to be performed prior to the Effective Date (whether in its capacity as predecessor in any of such capacities or otherwise arising from any actions or omissions of the Prior Trustee). The resignation, appointment and acceptance effected hereby shall become effective as of the close of business on the Effective Date.

6. Upon request of the Successor Trustee, the Issuer agrees to execute and deliver any and all instruments for more fully and certainly vesting in and confirming to the Successor Trustee all rights, powers and trusts.

7. Effective as of the Effective Date, the Successor Trustee shall serve as Trustee, Paying Agent, Security Registrar and Authenticating Agent and any other capacity in which the Prior Trustee acts pursuant to the Indenture, as set forth in the Indenture and its designated corporate trust office shall be located at 100 Wall Street, 16th Floor, New York, NY 10005, Attention: Corporate Trust Services, or such other address as may be specified in writing by the Successor Trustee to the Issuer from time to time.

8. On or as soon as reasonably practicable after the Effective Date, the Prior Trustee shall transfer and deposit with the Successor Trustee all money and property then held by the Prior Trustee under the Indenture using the Successor Trustee’s wire instructions as set forth in Exhibit A hereto. After the Effective Date, the Prior Trustee shall transfer and deposit with the Successor Trustee all money and property the Prior Trustee receives which were required by the terms of the Indenture to be held by the Prior Trustee using the Successor Trustee’s wire instructions set forth in Exhibit A hereto or otherwise provided to the Prior Trustee.

9. On or before the Effective Date, the Prior Trustee shall provide to the Successor Trustee originals, if available, or copies of all documents, materials, information and reports as more fully described and listed on Exhibit B attached hereto and incorporated herein by this reference (the “Information”), in each case to the extent such Information is in the possession of the Prior Trustee. From and after the Effective Date, the Prior Trustee further agrees that it will, upon reasonable request of the Successor Trustee, (1) provide to the Successor Trustee any additional information (other than with respect to internal or privileged information) in the possession of the Prior Trustee relating to the Notes or the Indenture, (2) cooperate with the Successor Trustee to resolve any issues that arise with respect to the Information and (3) cooperate with any reasonable request by the Successor Trustee to more fully vest or confirm in the Successor Trustee the rights, title, trusts, protections, indemnities, immunities, interest and capacities of the Prior Trustee in the Indenture assigned hereby. The Successor Trustee understands and agrees that the Prior Trustee makes no representation or warranty regarding the accuracy or completeness of any Information or such additional information.

10. On or as soon as reasonably practicable after the Effective Date, the Successor Trustee shall cause a notice, substantially in the form of Exhibit C hereto, to be sent to each Holder of Notes.

11. Each party hereto agrees that the Successor Trustee may conclusively rely on the Information for all purposes, without further inquiry, verification or independent investigation of any kind, including without limitation for purposes of carrying out its obligations as Successor Trustee. In addition, each party hereto hereby expressly agrees that the Successor Trustee shall have no liability for any failure, inability or delay on its part in performing or observing any duties, obligations or responsibilities in its capacity as Successor Trustee due to or resulting from any delay, failure or inability on the part of the Prior Trustee in delivering any of the Information and materials, or any other deliverable required to be delivered by the Prior Trustee to the Successor Trustee hereunder. To the extent set forth in the Indenture, the Prior Trustee shall remain liable to the other parties hereto for any failure, inability or delay in performing or observing any duties, obligations or responsibilities on its part under the Indenture arising prior to the Effective Date or hereunder.

12. The Prior Trustee hereby represents and warrants to the Successor Trustee that:

a) To the best of its knowledge, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b) No covenant or condition contained in the Indenture has been waived by the Prior Trustee or, to the knowledge of Responsible Officers of the Prior Trustee’s corporate trust department, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

c) The Prior Trustee has not, and as of the Effective Date will not have, as Trustee, entered into any supplement or amendment to the Indenture.

d) All conditions precedent relating to the appointment of the Successor Trustee under the Indenture, that are required to be performed by the Prior Trustee have been complied with by the Prior Trustee.

13. The Issuer hereby represents and warrants to the Prior Trustee and to the Successor Trustee that:

a) To the Issuer’s knowledge, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under the Indenture.

b) There is no action, suit or proceeding pending or, to the best of the Issuer’s knowledge, threatened against the Issuer before any court or governmental authority arising out of any action or omission by the Issuer under the Indenture.

c) All conditions precedent relating to the appointment of the Successor Trustee under the Indenture have been complied with by the Issuer.

d) The Issuer has not, and as of the Effective Date will not have, entered into any supplement or amendment to the Indenture or Notes.

14. The Successor Trustee hereby represents and warrants to the Prior Trustee and to the Issuer that it is eligible under Article Six of the Indenture to serve as Trustee under the Indenture and that it has the corporate power and authority to perform the duties and obligations of the Trustee under the Indenture and in all other capacities in which it or its affiliates performed under the Indenture.

15. Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a) it has power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

b) this Agreement has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies.

16. The parties hereto agree that this Agreement does not constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any actions or inaction by the Prior Trustee in performance (or non-performance) of its duties under the Indenture.

17. The parties hereto agree that as of the Effective Date all references to the Prior Trustee as Trustee, Security Registrar, Paying Agent, Authenticating Agent or any other capacity in which the Prior Trustee acts pursuant to the Indenture shall be deemed to refer to the Successor Trustee.

18. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which counterparts, shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.

19. Except as set forth in Section 5 above, this Agreement does not constitute a waiver or assignment by the Prior Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture or the Fee Letter. The Prior Trustee hereby represents and warrants to the Successor Trustee that, as of the date hereof, the Prior Trustee has submitted requests for payments under the Fee Letter in the amount of $15,000 in the 2013 calendar year, of which $15,000 has not been paid. The Prior Trustee shall provide prompt written notice to the Successor Trustee to the extent the Prior Trustee seeks any future payment of amounts under the Fee Letter.

20. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:

If to the Issuer:

Potash Corporation of Saskatchewan Inc.

Suite 500, 122 — 1st Avenue South

Saskatoon, Saskatchewan, Canada S7K 7G3

Attention: Denis A. Sirois

Email: Denis.Sirois@potashcorp.com

Phone: (306) 933-8500

If to the Prior Trustee:

The Bank of Nova Scotia Trust Company of New York

One Liberty Plaza

165 Broadway, 23rd floor

New York, NY 10006

Attention: Warren A. Goshine

Phone: (212) 225-5279

If to the Successor Trustee:

U.S. Bank National Association

100 Wall Street, Suite 1600

New York, NY 10005

Attention: Corporate Trust Services

Phone: (212) 951-8561

E-mail: wendy.kumar@usbank.com

21. THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

22. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to this Agreement, and the parties hereto hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court. The parties hereto hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto irrevocably consent to the service of any and all process in any action or proceeding by the mailing or delivery of copies of such process at their respective offices set forth in Section 20 hereof. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

23. Nothing contained in this Agreement shall in any way affect the obligations or rights of the Issuer under the Indenture. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

24. Fees paid in advance, if any, to the Prior Trustee shall be credited to any current fees owed the Prior Trustee for the period through and including the Effective Date, and the balance of such fees, if any, paid to but unearned by the Prior Trustee for any period after the Effective Date shall be transferred by the Prior Trustee to the Successor Trustee on the Effective Date using the Successor Trustee’s wire instructions as set forth on Exhibit A hereto, for deposit by the Successor Trustee. The fees payable by the Issuer on and after the Effective Date shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Issuer.

25. Other than as set forth herein, the terms and provisions of the Indenture remain in full force and effect.

26. The Issuer acknowledges that, in accordance with Section 326 of the USA Patriot Act, and in order to help fight the funding of terrorism and money laundering, the Successor Trustee, like all financial institutions, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Successor Trustee. The Issuer agrees that it will provide the Successor Trustee with such information as it may request in order for the Successor Trustee to satisfy the requirements of the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

POTASH CORPORATION OF SASKATCHEWAN INC., as the Issuer

By:	/s/ Joseph A. Podwika
Name:	Joseph A. Podwika
Title:	Senior Vice President, General Counsel and Secretary

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Prior Trustee

By:	/s/ John F. Neylan
Title:	Trust Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Successor Trustee

By:	/s/ K. Wendy Kumar
Title:	Vice President

Exhibit A

US BANK, NA

ABA #091000022

Account #180121167365

Ref: Potash Corporation of Saskatchewan Inc.

Exhibit B

INFORMATION, REPORTS, DOCUMENTS AND ITEMS TO BE PROVIDED:

GENERAL:

1.	A set of closing documents (on a CD or in hard-copy form) to the extent received by the Prior Trustee and each amendment received by it and supplemental Indenture, if any.

CDs for the 2017, 2036 and 2040 maturities to be delivered on June 25, 2013.

2.	Copies of all notices sent by Prior Trustee to Holders of the Notes pursuant to the terms of the Indenture.

N/A.

3.	The original Notes registered in the name of and held on behalf of Cede & Co (the “Global Notes”).

PDFs of the original Notes provided prior to June 25, 2013; originals to be delivered on June 25, 2013.

4.	Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders).

Cede & Co. is the registered holder.

NOTICES:

Notices delivered pursuant to Section 1.06 of the Indenture, prepared to date.

N/A.

REGISTER AND TAX INFORMATION (on Notes):

The following Note Register and tax information:

(a)	The Original Global Notes.

(b)	DTC fast balances as of last Payment Date and any transfers or changes in position thereafter

(c)	Printout of note register database

(d)	Current note register information for all the Holders.

(e)	The current remaining principal amount of the Notes, together with a record of any prior adjustments to the remaining principal amount.

Current outstanding balance of each series of Note is $500,000,000.

(f)	Copies of any written notices received from Holders or beneficial owners.

N/A.

DISTRIBUTION LIST

1.	Names and email addresses of Holders/parties to the Indenture receiving Reports.

DTC.

Exhibit C

Notice to Holders of Potash Corporation of Saskatchewan’s (the “Company”)

$500,000,000 principal amount of 3.25% Notes due December 1, 2017 (CUSIP 73755LAJ6),

$500,000,000 principal amount of 5.625% Notes due December 1, 2040 (CUSIP 73755LAK3),

$500,000,000 principal amount of 4.875% Notes due March 30, 2020 (CUSIP 73755LAH0),

$500,000,000 principal amount of 3.75% Notes due September 30, 2015 (CUSIP 73755LAG2),

$500,000,000 principal amount of 6.50% Notes due May 15, 2019 (CUSIP 73755LAF4),

$500,000,000 principal amount of 5.25% Notes due May 15, 2014 (CUSIP 73755LAE7), and

$500,000,000 principal amount of 5.875% Notes due December 1, 2036 (CUSIP 73755LAD9)

(collectively, the “Notes”):

We hereby notify you of the resignation of The Bank of Nova Scotia Trust Company of New York (“BNS”) as Trustee under the Indenture, dated as of February 27, 2003 (the “Indenture”), pursuant to which your Notes were issued and are outstanding. BNS has also resigned as Security Registrar, Paying Agent and Authentication Agent and the office or agency where notices and demands to or upon the Company in respect of the Notes, the coupons appertaining thereto or the Indenture may be served under the Indenture.

The Company has appointed U.S. Bank National Association (“U.S. Bank”), whose corporate trust office is located at 100 Wall Street, Suite 1600, New York, NY 10005, as successor Trustee under the Indenture, which appointment has been accepted by U.S. Bank and has become effective. U.S. Bank has also been appointed as the Security Registrar, Paying Agent and Authentication Agent and the office or agency where notices and demands to or upon the Company in respect of the Notes, the coupons appertaining thereto or the Indenture may be served under the Indenture. The resignation of BNS and the appointment of U.S. Bank shall be effective on June 25, 2013.

U.S. BANK NATIONAL ASSOCIATION, as successor Trustee

Date: June     , 2013